Minutes

Pursuant to a Special Meeting

of the

SHAREHOLDERS

of

Active Health Foods, Inc.

WHEREAS, the undersigned, comprising the majority of the voting common stock of Active Health Foods, Inc., a Wyoming corporation, does hereby agree at a Special Meeting held September 2, 2019, in lieu of a formally noticed Shareholder meeting, to the actions herein stated; and

WHEREAS, the undersigned consents to this Special Meeting and agrees to now and forever waive any formal notice to this Special Meeting, as well as any objection to this being a Special Meeting and unanimously agrees and concurs that this is and shall forever be considered a duly called, legally constituted and sanctioned Special Meeting of the majority of shareholders of the voting stock of Active Health Foods, Inc.; and

WHEREAS, this Shareholder, holding a majority of the common shares, has nominated and desires to elect Gregory C. Manos as the President, Secretary, Treasurer and sole Director of Active Health Foods, Inc.

THEREFORE, BE IT

RESOLVED, the undersigned, comprising the majority of the voting stock of Active Health Foods, Inc., appoints Gregory C. Manos as President, Secretary, Treasurer and sole Director of Active Health Foods, Inc.; and be it

RESOLVED, that Gregory C. Manos shall have the authority to perform all duties in the normal course of being the President, Secretary, Treasurer and sole Director of Active Health Foods, Inc., including the authority to open a bank account in the name of Active Health Foods, Inc.; and

RESOLVED, that all employees and agents of Active Health Foods, Inc. are hereby directed to perform all tasks necessary to carry out the aforementioned resolutions in a timely manner.

Fax or other electronic signatures shall suffice as original signatures for all purposes and that signatures may be collected independently of each other such that when combined they will constitute one complete document for all purposes.

IN WITNESS WHEREOF, the undersigned hereupon attest and approve these Minutes in their entirety.

/s/ Alicia Pradal Morales

Alicia Pradal Morales

Majority Shareholder

Acknowledged and Affirmed with Corporate Seal Affixed Hereto

/s/ Gregory C. Manos

Gregory C. Manos

Secretary

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